
                                 Humana Inc.
                          Ratio of Earnings to Fixed Charges
        For the quarters and six months ended June 30, 1998 and 1997
                                  Unaudited
                            (Dollars in millions)



                                          Quarter Ended       Six Months Ended
                                             June 30,              June 30,

                                         1998       1997       1998       1997


Earnings:
  Income before income taxes            $  82      $  65      $ 161      $ 125
  Fixed charges                            13          3         28          8

                                        $  95      $  68      $ 189      $ 133

Fixed charges:
  Interest charged to expense           $  10      $   1      $  22      $   4
  One-third of rent expense                 3          2          6          4

                                        $  13      $   3      $  28      $   8

Ratio of earnings to fixed charges        7.6       20.9        6.8       15.9


The one-third of rent expense included in fixed charges is that proportion deemed representative of the interest portion.
